EVEREST
199 S. LOS ROBLES AVE., #200
PASADENA, CA 91101
TEL: 626-585-5920
FAX: 626-585-5929

December 6, 2005

TO HOLDERS OF UNITS OF
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

         Re:      Offer to Purchase Units for $20,000 Per Unit

Dear Unit Holder:

     We are writing to provide you with updated and supplemental information regarding our Offer to Purchase your Units of limited partnership interests in Wilder Richman Historic Properties II, L.P. (the "Partnership"), dated November 14, 2005.

          o The General Partner of the Partnership has made no recommendation regarding our Offer. The Offer price is $9,200 (85%) more than the estimated distributions that Unit Holders would receive from a sale of the Partnership's property at the prices offered between 2002 and 2005.

          o There is no assurance that anyone will consider the property to have condominium conversion potential, that high prices for such properties will continue, or that the Partnership's property could obtain a price that would pay Unit Holders the same or more than the Offer price. Therefore, Unit Holders should make their own decisions based on their own personal views and considerations.

          o Unit Holders who sell all of their Units will also eliminate the need to file Form K-1 information for the Partnership with their federal tax returns for years after 2005, if their transfer is recognized by the end of 2005. The General Partner has confirmed to the Purchasers that it will recognize transfers submitted in December 2005, including submissions by facsimile, as year-end transfers, which will enable the Partnership to issue a final K-1 to the transferring Unit Holder for their 2005 tax return.

          o The Partnership recently sent to Unit Holders its Annual Report on Form 10-K for the fiscal year ended February 29, 2004.

     We urge you to read the Offer to Purchase and the enclosed amendment completely and to return your completed Agreement of Transfer and Letter of Transmittal promptly (yellow form) in the envelope provided.

     The Offer is scheduled to expire on December 20, 2005. For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your Units, please contact us at (800) 611-4613 (toll free).

                                              Very truly yours,

                                              EVEREST PROPERTIES II, LLC
                                              DIXON MILL INVESTOR, LLC
                                              MPF PACIFIC GATEWAY, LLC